ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 12, 2018, is entered into by and among Eric Tran, an individual residing in California (“Seller”) and NewBridge Global Ventures, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain tangible and intangible assets, intellectual property which the Seller has used in connection with the business of marijuana cloning and marketing (the “Business”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's rights, title, interest and benefit of any kind whatsoever in and to the following assets: (i) all trademark and tradename rights associated with the “Roots” and “Roots Nursery” marks (“Marks”), the going concern value associated therewith, goodwill, know-how, trade secrets, standard operating procedures, confidential and proprietary information, data, and social media accounts related to the Marks and the Business (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance of any kind (collectively, “Encumbrances”).

Section 1.02Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any agreement, instrument, certificate or other document delivered in connection herewith, the Purchased Assets shall not include the assets, properties and rights specifically set forth on Schedule 1.02 of the of the disclosure schedules attached hereto as Exhibit A (the “Disclosure Schedules”).

Section 1.03Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any agreement, instrument, certificate or other document delivered in connection herewith, Buyer is not assuming and shall not be responsible to pay, perform or discharge any Liability of Seller in connection with Seller’s purchase of the Purchased Assets.  Any and all debts, Liabilities and obligations of Seller, whenever arising, whether fixed, contingent or otherwise, shall be retained by Seller (collectively, the “Seller Liabilities”), including without limitation, all liabilities relating to contract, product liability, regulatory law, litigation or other matters applicable to Seller, Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date (as defined herein).  Seller expressly covenants to pay, perform and discharge when due or required to be paid, performed or discharged, each of the Seller Liabilities in accordance with Article VI, as set forth herein.

For purposes of this Agreement, “Liability” or “Liabilities” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any law.

Section 1.04Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall be two million nine hundred twenty-five thousand (6,925,000) shares of the Buyer’s common stock, par value $0.0001 per share (the “Purchase Shares”).  At the Closing, Buyer shall deliver the Purchase Shares to the Seller as payment of the Purchase prices.  All shares will be subject to that certain Stockholder’s Agreement and shall be restricted and under lock-up and con therefore not be sold, transferred, pledged, hypothecated or placed for a period of at least twelve (12) months following the Closing Date (as defined below) except as set forth in the Stockholder’s Agreement, which among other requirements, requires the approval of the Board of Directors of Buyer and compliance with the terms of the Agreement.

Section 1.05Purchase Price Allocation. The Purchase Price shall be allocated among the applicable Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, any similar provision of state, local or foreign Law, as appropriate, and the allocation set forth on Schedule 1.09 (the “Allocation Schedule”).  Except to the extent otherwise required by applicable Law, the Company and Buyer shall prepare IRS Form 8594 and all other tax forms or returns in a manner consistent with the Allocation Schedule and neither the Company nor Buyer shall take any inconsistent position on any tax returns or during the course of any Internal Revenue Service or other tax audit or proceeding.

ARTICLE II
Closing

Section 2.01Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02Closing Deliverables.

(a)At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)a bill of sale and assignment agreement in the form of Exhibit C attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring and effecting the assignment of the Purchased Assets to Buyer;

(ii)copies of all consents, approvals, waivers and authorizations referred to in Schedule 2.020 of the Disclosure Schedules; and

(iii)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Seller the following:

(i)the Purchase Price;

(ii)the Bill of Sale duly executed by Buyer

(iii)the Seller Note duly executed by Buyer

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller's knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Seller.

Section 3.01Title to and Sufficiency of Purchased Assets.

(a)Seller has, and Seller will transfer or cause to be transferred to Buyer in accordance with this Agreement, good, valid and marketable title to the Purchased Assets, and upon the consummation of the transactions contemplated hereby, Buyer will acquire good, valid and marketable title to all of the Purchased Assets, free and clear of any and/or all Encumbrances, restrictions or limitations on use.

(b)The Purchased Assets constitute all Assets necessary for the conduct of the Business as presently conducted by Seller and to permit Buyer to continue to conduct the Business in substantially the same manner as the Business is presently conducted.  Except for the Excluded Assets, the Purchased Assets constitute all Assets held by Seller used in, held for use or related to the Business.

Section 3.02Condition of Assets. Except as set forth on Schedule 3.02 of the Disclosure Schedules, the Purchased Assets are (i) adequate for the conduct of the Business as currently conducted, and (ii) in good condition, subject to normal wear and tear.

Section 3.03Permits. Schedule 3.03 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). To Seller’s knowledge, the Transferred Permits are valid and in full force and effect; all fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full; and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.04Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.05Compliance with Laws. To Seller’s knowledge, and except as set forth on Schedule 3.05 of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.06Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Authority of Buyer; Enforceability. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware. Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.03Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04Sufficient Assets.  Buyer has sufficient liquid assets to make all payments required under the Note.

ARTICLE V
Indemnification

Section 5.01Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of three (3) years.

Section 5.02Indemnification by Seller. The Company shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, members, managers, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements (each, a “Loss” and collectively, “Losses”), arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)any Excluded Asset or Seller Liability; or

(d)any Liability arising out of the ownership or operation of the Business prior to the Closing Date (other than the Assumed Liabilities).

Buyer may offset any amounts to which it reasonably believes itself, in good faith, to be entitled under the terms of this Agreement against amounts otherwise payable by it under this Agreement or the Seller Note by providing Seller written notice thereof along with sufficient detail to allow Seller to reasonably assess the nature and merits of such claims; provided, however, that if the Seller provides written notice to Buyer that the Seller, in good faith, objects to the amount claimed by Buyer to be subject to any such exercise of offset rights, the amounts to which such objection notice relates shall be held in a separate account by Buyer pending resolution of such objection notice in accordance with the procedures set forth in this Agreement.

Subject to this Section 5.02, Seller shall indemnify Buyer for any Losses incurred as result of the permitting issues identified in Schedule 3..03 of the Disclosure Schedules (the “Permitting Issues”).

Section 5.03Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;

(c)any Assumed Liability; or

(d)any Liability arising out of the ownership or operation of the Business following the Closing Date (other than the Seller Liabilities).

Section 5.04 Indemnification Procedures.

(a)Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.

(b)Any Loss identified that is not disputed by an Indemnifying Party, deemed to be accepted by an Indemnifying Party or that is resolved by means of agreement among the parties or pursuant to mediation, arbitration or litigation shall hereinafter be referred to as an “Established Indemnitee Claim.”  Any Established Indemnitee Claim shall be paid within thirty (30) days after its final determination.

(c)In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.05Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 5.06Cumulative Remedies. The rights and remedies provided in this Article V are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VI
Miscellaneous

Section 6.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

Seller:

Eric Tran

[●]

[●], California [●]

Buyer:

NewBridge Global Ventures, Inc.

Attn: Mark T. Mersman

626 E. 1820 North

Orem, UT 84097

Email address: mark@newbridgegv.com

with a copy to:

Carman Lehnhof Israelsen, LLP

Attention: J. Martin Tate, Esq.

299 S. Main Street, Suite 1300

Salt Lake City, UT 84101

Email address:  mtate@clilaw.com

Section 6.03Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.05Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07No Third-party Beneficiaries. Except as provided in Article IV, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.09Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 6.11Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 6.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
_____________________ Eric Tran BUYER:
NEWBRIDGE GLOBAL VENTURES, INC.
By_____________________ Name: Mark Mersman Title:

EXHIBIT A

DISCLOSURE SCHEDULES

[See Attached.]

Exhibit A to Asset Purchase Agreement

EXHIBIT C

BILL OF SALE

[See Attached.]

Exhibit C to Asset Purchase Agreement

BILL OF SALE AND ASSIGNMENT

AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”), dated as of September 12, 2018 by and among Eric Tran with an address for receipt of notice at [●] (the “Seller”), and NewBridge Global Ventures, Inc., a Delaware corporation, with an address for receipt of notice at [●] (“Buyer”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of September 12, 2018.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign certain rights and agreements to Buyer, and Buyer has agreed to assume certain obligations of Buyer, as set forth herein.

WHEREAS, for consideration recited in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller desires to sell and Buyer desires to purchase from Seller all of Seller's right, title and interest in, to and under all of the Purchased Assets (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.For value received, Seller does hereby give, transfer, assign, convey and deliver (collectively, the “Assignment”) to Buyer, and Buyer does hereby purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets.

2.The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities, are incorporated herein by this reference. This Agreement and all of the provisions hereof shall be binding upon Seller and its successors and assigns and shall inure to the benefit of Buyer and its successors and permitted assigns. Nothing in the Agreement is intended to confer upon any other person except Buyer and Seller any rights or remedies hereunder or shall create any third-party beneficiary rights in any person.

Exhibit D to Asset Purchase Agreement

3.This Agreement shall be governed by and construed in accordance with the laws of California.

4.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(signature page to follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:
_____________________ Eric Tran BUYER:
NEWBRIDGE GLOBAL VENTURES, INC.
By_____________________ Name: Mark Mersman Title:

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